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                                                                    EXHIBIT 99.1


                               BORDERS GROUP, INC.



       CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 - "SAFE HARBOR" FOR FORWARD-LOOKING
                          STATEMENTS

This report and other written reports and oral statements made from time to time by Borders Group, Inc. (the "Company") may contain so-called "forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as "expects," "anticipates," "plans," "will," "estimates," "forecasts," "guidance" "projects" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company's growth strategy, sales and, earnings and other financial projections, Y2K compliance and similar matters. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Although it is not possible to predict or identify all such factors, they may include the following:


- consumer demand for the Company's products, which is believed to be related to a number of factors, including overall consumer spending patterns, weather conditions and with respect to the mall business, overall mall traffic

- an unexpected increase in competition, including internet competition and competition resulting from electronic or other alternative methods of delivery of books, music, and other products to consumers, or unanticipated margin or other disadvantages relative to our competitors

- higher than anticipated interest, occupancy, labor, distribution and inventory shrinkage costs

-    unanticipated adverse litigation expenses or results

-    unanticipated work stoppages

- higher than anticipated costs associated with the closing of underperforming stores; unanticipated increases in the cost of the merchandise sold by the Company

- the performance of the Company's new strategic initiatives, including the Internet and international expansion

-    the stability and capacity of the Company's information systems

-    unanticipated adverse litigation expenses or results


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-    unanticipated work stoppages

- higher than anticipated costs associated with the closing of underperforming stores

-    unanticipated increases in the cost of the merchandise sold by the Company

-    the performance of the Company's new strategic initiatives

- including the Internet and international expansion the stability and capacity of the Company's information systems

- unanticipated costs or problems relating to the Company's Year 2000 compliance or systems enhancements required for the operations of the Company

-    changes in foreign currency exchange rates

- and the continued ability of the Company to locate and develop suitable sites for its superstore expansion program and kiosk programs.

The Company does not undertake any obligation to update forward looking statements.